EXHIBIT 99.1


Gasco
------
Energy


For Release at 9:00 AM EST on Thursday, February 10, 2005
               GASCO ENERGY ANNOUNCES INITIAL 2005 CAPEX GUIDANCE
 $38 MILLION BUDGET INCLUDES AT LEAST 20 WELLS AND INCREASED BLACKHAWK ACTIVITY

DENVER - February 10, 2005 - Gasco Energy (AMEX: GSX) today announced initial guidance of $38 million for its 2005 capital expenditure budget for drilling and completion activities for its Utah project.

The 2005 program includes $38 million to drill and complete 20 gross, or 13 to 14 net wells in Gasco's Riverbend Project in Utah's Uinta Basin. All wells are budgeted to target and test the Blackhawk Formation along with the up-hole formations, including the Mesaverde and the Wasatch.

Pending notification by industry partners of their decision to participate in Gasco's proposed 2005 drilling program, we would expect to spend up to an additional $5 million to drill 10 gross and two net wells. Given continued Blackhawk success, Gasco would likely recommend drilling these additional wells to the Blackhawk Formation.

The initial CAPEX budget does not include surface infrastructure costs associated with gathering system improvements The anticipated 2005 gathering system budget is $2 million to $3 million, or approximately $100,000 per well for compression and pipeline hook-up. The 2005 CAPEX does not include potential producing property or acreage acquisitions, or potential investment in Wyoming, which is expected to be nominal.

Management Comment
Mark Erickson, Gasco's President and CEO, said: "Our 2005 program is a record for Gasco in terms of number of wells proposed and the amount of investment on our acreage. It is a pivotal time for Gasco as we increase activity and continue to prove up our acreage. Projected strong commodity prices allow us to make money while we improve efficiencies by getting better at drilling and completing these tight gas sands."

Conference
Gasco also announces that it will be a presenting company at the The Oilservice Conference III to be held in San Francisco on February 17 and 18, 2005. Gasco Energy President and CEO, Mark Erickson and COO, Mike Decker will present at 2:00 PM on Thursday, February 17, 2005 The presentation will be webcast live and is accessible by logging onto http://www.enercominc.com/tosc05/webcast.html during the time of the presentation. In addition, slides from Mr. Erickson's presentation will be available at www.gascoenergy.com.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 8.01 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2004.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

                                     --30--